Exhibit (a)(1)(iv)

OFFER BY

THE GABELLI UTILITY TRUST

TO EXCHANGE ALL OUTSTANDING

SERIES B AUCTION MARKET PREFERRED SHARES,

PAR VALUE $0.001 AND LIQUIDATION PREFERENCE $25,000 PER SHARE
FOR
NEWLY-ISSUED PROMISSORY NOTES

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2023, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

September 6, 2023

To Our Clients:

Enclosed for your consideration are an Offer to Exchange, dated September 6, 2023 (together with any amendments or supplements thereto, the “Offer to Exchange”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto) in connection with the offer by The Gabelli Utility Trust, a Delaware statutory trust (the “Fund”), to exchange the Fund’s currently outstanding Series B Auction Market Preferred Shares, par value $0.001 per share and liquidation preference $25,000 per share (the “Series B Preferred Shares”), for newly-issued promissory notes issued by the Fund, with a total principal amount of up to $20,522,700 (the “Notes” and each, a “Note”), on the terms and subject to the conditions set forth in the Offer to Exchange and in the accompanying Letter of Transmittal. The offer, on the terms and subject to the conditions set forth in the Offer to Exchange and the accompanying Letter of Transmittal, is referred to as the “Exchange Offer.”

In exchange for its full and fractional Series B Preferred Shares properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on October 11, 2023 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by the Fund, each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of such Series B Preferred Shares tendered (the “Exchange Consideration”).

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares having properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date. As of June 30, 2023, Bank of America, N.A. (“Bank of America”) more than 90% of the outstanding Series B Preferred Shares. In the event that Bank of America does not properly tender substantially all of its Series B Preferred Shares (or determines to withdraw substantially all of its previously tendered Series B Preferred Shares), this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

The Notes will bear interest at the rate of 5.25% annually, and holders of the Notes (each, a “Noteholder” and collectively, the “Noteholders”) will be entitled to receive monthly payments at the rate of $4.375 per $1,000 of principal. The Notes will begin to accrue interest on the Expiration Date. The aggregate unpaid principal amount of the Notes, all accrued and unpaid interest, and all other amounts payable under the terms of the Notes will be due and payable on December 31, 2024. The Fund may prepay the Notes in whole or in part at any time or from time to time without penalty or premium.

The Notes will not be listed on any securities exchange. The Notes may be assigned or transferred by each Noteholder to any individual or entity only upon the express written consent of the Fund.

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be downloaded from the SEC’s website at www.sec.gov. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov). Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The Notes do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

The Fund’s Board of Trustees (the “Board”) has authorized the Fund to make the Exchange Offer; however, none of the Fund, the members of the Board, or Computershare Trust Company, N.A., the depositary for the Exchange Offer (the “Depositary”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Series B Preferred Shares. None of the Fund, the members of the Board or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Exchange Offer. Shareholders must decide whether to tender or refrain from tendering their Series B Preferred Shares and, if deciding to tender, how many Series B Preferred Shares to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including the Fund’s reasons for making the Exchange Offer, before taking any action with respect to the Exchange Offer.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Series B Preferred Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Series B Preferred Shares we hold for your account in accordance with the terms and subject to the conditions of the Exchange Offer.

Please note the following:

1.	Upon the terms and subject to the considerations of the Exchange Offer, in exchange for its full and fractional Series B Preferred Shares properly tendered (and not validly withdrawn) prior to the Expiration Date and accepted by the Fund, each participating holder of Series B Preferred Shares will receive a Note with a principal amount equal to 91.212% of the total amount of liquidation preference of such Series B Preferred Shares tendered (i.e., the Exchange Consideration).

2.	The Exchange Offer and withdrawal rights expire at 5:00 p.m., New York City time, on October 11, 2023, unless the Exchange Offer is extended.

3.	The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least 90% of the outstanding Series B Preferred Shares having properly tendered (and not withdrawn) their Series B Preferred Shares at or prior to the Expiration Date and certain other conditions as outlined in the Exchange Offer and in the related Letter of Transmittal.

4.	Any stock transfer taxes applicable to the sale of Series B Preferred Shares to the Fund pursuant to the Exchange Offer will be paid by shareholders, except as otherwise provided in the Offer to Exchange.

5.	No fees or commissions will be payable to the Fund in connection with the Exchange Offer. However, brokers and other nominees who tender Series B Preferred Shares pursuant to your instructions may charge you a fee for doing so.

6.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

7.	In order to facilitate auctions for any Series B Preferred Shares that may remain outstanding after the Exchange Offer is completed, please provide, if known, the contact information for the auction department at your broker or other nominee, or the broker-dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 11, 2023, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Series B Preferred Shares, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your Series B Preferred Shares, we will tender all such Series B Preferred Shares unless you specify otherwise on the attached Instruction Form.

The Exchange Offer is being made solely under the Offer to Exchange, the Letter of Transmittal and related materials, and is being made to all record holders of Series B Preferred Shares of the Fund. The Exchange Offer is not being made to holders of Series B Preferred Shares of the Fund residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange, dated September 6, 2023 (together with any amendments or supplements thereto, the “Offer to Exchange”), related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (collectively with any amendments or supplements thereto, the Offer to Exchange and the Letter of Transmittal, the “Exchange Offer”), in connection with the offer by The Gabelli Utility Trust, a Delaware statutory trust (the “Fund”), to exchange the Fund’s currently outstanding Series B Auction Market Preferred Shares, par value $0.001 per share and liquidation value $25,000 per share (the “Series B Preferred Shares”), for newly-issued promissory notes issued by the Fund, with a total principal amount of up to $20,522,700 (the “Notes” and each, a “Note”), on the terms and subject to the conditions of the Offer to Exchange and the accompanying Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Exchange.

The undersigned hereby instruct(s) you to tender to the Fund the number of Series B Preferred Shares indicated below or, if no number is specified, all Series B Preferred Shares you hold for the account of the undersigned, upon the terms and subject to the conditions of the Exchange Offer.

Fund Name:	SIGN HERE

CUSIP:

Number of Series B Preferred Shares to be Tendered:
Signature(s)

amount of Series B Preferred Shares*
Please type or print name(s)
Dated _________________________, 2023

If known:	Please type or print address

Auction Desk Contact Information:
Area Code and Telephone Number
Name:

Email Address:	Social Security or other Taxpayer Identification Number

Broker-Dealer that provides instructions to Auction Agent:_______________________

*	Unless otherwise indicated, it will be assumed that all Series B Preferred Shares held by us for your account are to be tendered.

The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Fund’s Board of Trustees (the “Board”) has authorized the Fund to make the Exchange Offer; however, none of the Fund, the members of the Board, or Computershare Trust Company, N.A., the depositary for the Exchange Offer (the “Depositary”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Series B Preferred Shares. None of the Fund, the members of the Board or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Exchange Offer. Shareholders must decide whether to tender or refrain from tendering their Series B Preferred Shares and, if deciding to tender, how many Series B Preferred Shares to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including the Fund’s reasons for making the Exchange Offer, before taking any action with respect to the Exchange Offer.